Filed Pursuant to Rule 424(b)(5)
Registration No. 333-140518

Prospectus Supplement

(To prospectus dated March 12, 2007)

Titan Pharmaceuticals, Inc.

486,746 shares of Common Stock

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering 486,746 shares of our common stock to Azimuth Opportunity Ltd., or Azimuth, pursuant to a Common Stock Purchase Agreement, dated March 14, 2007, between us and Azimuth at a price of approximately $2.05 per share or a total purchase price of approximately $1,000,000. We will receive net proceeds of approximately $965,000 from the sale of the shares, after deducting our estimated offering expenses of $35,000, including a placement fee of $10,000 to pay Trout Capital LLC, member NASD/SIPC.

This prospectus supplement and the accompanying prospectus also cover the sale of these shares by Azimuth to the public. Azimuth is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act, and any profits on the sales of shares of our common stock by Azimuth and any discounts, commissions or concessions received by Azimuth may be deemed to be underwriting discounts and commissions under the Securities Act.

We expect to issue the shares to Azimuth on or about October 26, 2007. Our common stock is traded on the American Stock Exchange under the symbol “TTP.” The closing price of the common stock on the American Stock Exchange on October 24, 2007 was $2.10.

Investing in our common stock involves a high degree of risk. These risks are described under the caption “Risk Factors” in the accompanying prospectus and the documents incorporated by reference therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 25, 2007

About This Prospectus Supplement

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under the shelf registration process, we may sell any combination of the securities described in the accompanying prospectus up to a total dollar amount of $50,000,000, of which this offering is a part.

In the prospectus, we provide you with a general description of the shares of our common stock that we are offering and specific information about the terms of this offering. Both this prospectus supplement and the accompanying prospectus include important information about us and about our common stock and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus or our previously filed prospectus supplement, the statements made in the accompanying prospectus or our previously filed prospectus supplement are deemed modified or superseded by the statements made in this prospectus supplement.

You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under the heading “Incorporation of Certain Documents by Reference” on page 14 of the accompanying prospectus before investing in our common stock and warrants. In addition to the documents listed on page 14 of the accompanying prospectus we are incorporating by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus that is also part of this document. We have not authorized anyone to provide information different from that contained or incorporated in this prospectus supplement and the accompanying prospectus. We are offering to sell shares of common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated in this prospectus supplement and the accompanying prospectus is accurate only as of the date of such information, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock.

In this prospectus supplement, “we,” “us,” and “our company” refer to Titan Pharmaceuticals, Inc., together with its subsidiaries, unless the context otherwise requires.

Use of Proceeds

We plan to use the net proceeds from the sale of the shares offered hereby for general corporate purposes and for research and product development activities. Pending application of the proceeds, we intend to divest the net proceeds of the sale in short-term, investment-grade, interest-bearing instruments.

Dilution

The net tangible book value of our issued and outstanding common stock on June 30, 2007 was $14,188,000, or approximately $0.32 per share. Net tangible book value per share represents the amount of our total tangible assets, less our total liabilities, divided by the total number of shares of our common stock outstanding. Dilution in net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. Without taking into account any other changes in net tangible book value after June 30, 2007, other than the sale of the 486,746 shares of common stock offered by us under this prospectus supplement at a price of approximately $2.05 per share and after deducting estimated offering expenses of $35,000, including the placement agent’s fee, our net tangible book value would have been $15,153,000, or approximately $0.34 per share. This represents an immediate accretion in net tangible book value of approximately $0.02 per share to existing stockholders and an immediate dilution in net tangible book value of approximately $1.71 per share to new investors.

Plan of Distribution

Please see the information set forth under the caption “Plan of Distribution” in the accompanying prospectus, and the disclosure set forth in our Current Report on Form 8-K dated March 14, 2007, which is incorporated by reference herein, relating to our equity line of credit arrangement with Azimuth. For more information, please see the section entitled “Incorporation of Certain Documents by Reference” in this prospectus supplement.

Legal Matters

The validity of the shares of common stock offered hereby has been passed upon by Loeb & Loeb LLP in New York, New York.

Incorporation of Certain Documents by Reference

The following documents which we have filed with the SEC (File No. 0 27436) pursuant to the Securities Exchange Act of 1934 are incorporated herein by reference:

•	Our Annual Report on Form 10 K for the fiscal year ended December 31, 2007, including any documents or portions thereof incorporated by reference therein;

•	Our Quarterly Reports on Form 10 Q for the fiscal quarters ended March 31, 2007 and June 30, 2007, including any documents or portions thereof incorporated by reference therein;

•	Our Current Reports on Form 8-K, filed with the SEC on March 15, 2007, March 16, 2007, May 7, 2007, September 26, 2007 and October 4, 2007;

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The description of our common stock contained in our Registration Statement on Form 8 A (001-13341), filed with the SEC under Section 12 of the Securities Exchange Act of 1934 on November 12, 1998; and

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All other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of this offering.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Requests for documents should be directed to us at 400 Oyster Point Boulevard, South San Francisco, California 94080, Attention: Chief Financial Officer, telephone (650) 244-4990.

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